As filed with the Securities and Exchange Commission on August 25, 2026

Registration Statement No. 333-291338

Registration Statement No. 333-277271

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-291338

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-277271

UNDER

THE SECURITIES ACT OF 1933

TWO HARBORS INVESTMENT CORP.

(Exact name of registrant as specified in its charter)

Maryland	27-0312904
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1601 Utica Avenue South, Suite 900

St. Louis Park, Minnesota 55416

(612) 453-4100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rebecca B. Sandberg

Vice President, Chief Legal Officer, Secretary and Chief Compliance Officer

c/o Two Harbors Investment Corp.

1601 Utica Avenue South, Suite 900

St. Louis Park, Minnesota 55416

Telephone: (612) 453-4100

(Name, address, and telephone number of agent for service)

Copies to:

Rory Hood

Braden McCurrach

Jones Day

250 Vesey Street

New York, New York 10281

Telephone: (212) 326-3814

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (together, the “Registration Statements”) filed by Two Harbors Investment Corp., a Maryland corporation (the “Company”), with the Securities Exchange Commission (“SEC”):

•	Registration No. 333-291338, filed on November 6, 2025, as amended by the Post-Effective Amendment No. 1, filed on November 12, 2025, registering 765,236 shares of common stock available for issuance under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan; and

•	Registration No. 333-277271, filed on February 22, 2024, registering an indeterminate amount of the Company’s common stock, preferred stock, depositary shares and debt securities.

Pursuant to the Agreement and Plan of Merger, dated March 27, 2026, by and among the Company, CrossCountry Intermediate Holdco, LLC (“CCM”) and CrossCountry Merger Corp., a wholly owned subsidiary of CCM (“Merger Sub” and together with the Company and CCM, the “Merger Parties”), as amended by the First Amendment to the Agreement and Plan of Merger, dated April 28, 2026, by and among the Merger Parties and the Second Amendment to the Agreement and Plan of Merger, dated May 7, 2026, by and among the Merger Parties (collectively, the “CCM Merger Agreement”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of CCM. As a result of the transactions contemplated by the CCM Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in St. Louis Park, Minnesota, as of August 25, 2026.

TWO HARBORS INVESTMENT CORP.

By:	/s/ William Greenberg
William Greenberg
President and Chief Executive Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.

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